                                                                  Conformed Copy
                                                                  --------------

                                                                       EXHIBIT 2



                         AGREEMENT AND PLAN OF MERGER

                                  dated as of

                                 March 6, 2000

                                     among

                         MIRAGE RESORTS, INCORPORATED,

                                MGM GRAND, INC.

                                      AND

                 A WHOLLY-OWNED SUBSIDIARY OF MGM GRAND, INC.

                               TABLE OF CONTENTS


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
                                   ARTICLE I
                              THE MERGER; CLOSING

SECTION 1.01.  The Merger...........................................  1
SECTION 1.02.  Effective Time.......................................  1
SECTION 1.03.  Effects of the Merger................................  1
SECTION 1.04.  Conversion of Shares.................................  2
SECTION 1.05.  Payment of Shares....................................  2
SECTION 1.06.  Stock Options........................................  4
SECTION 1.07.  The Closing..........................................  4


                                  ARTICLE II
               THE SURVIVING CORPORATION; DIRECTORS AND OFFICERS

SECTION 2.01.  Articles of Incorporation............................  4
SECTION 2.02.  Bylaws...............................................  5
SECTION 2.03.  Directors and Officers...............................  5

                                  ARTICLE III
        REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

SECTION 3.01.  Organization and Qualification.......................  5
SECTION 3.02.  Authority; Non-Contravention; Approvals..............  5
SECTION 3.03.  Proxy Statement......................................  7
SECTION 3.04.  Ownership of Company Common Stock....................  7
SECTION 3.05.  Financing............................................  7
SECTION 3.06.  Reports, Financial Statements, etc...................  7
SECTION 3.07.  Brokers and Finders..................................  8

                                  ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01.  Organization and Qualification.......................  8
SECTION 4.02.  Capitalization.......................................  9
SECTION 4.03.  Subsidiaries......................................... 10
SECTION 4.04.  Authority; Non-Contravention; Approvals.............. 10
SECTION 4.05.  Reports and Financial Statements..................... 11
SECTION 4.06.  Absence of Undisclosed Liabilities................... 12
SECTION 4.07.  Absence of Certain Changes or Events................. 12
SECTION 4.08.  Litigation........................................... 12
SECTION 4.09.  Proxy Statement...................................... 12
SECTION 4.10.  No Violation of Law.................................. 12
SECTION 4.11.  Compliance with Agreements........................... 13
SECTION 4.12.  Taxes................................................ 13

                                      -i-
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                               TABLE OF CONTENTS
                                  (continued)

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SECTION 4.13.  Employee Benefit Plans; ERISA.................................................  14
SECTION 4.14.  Labor Controversies...........................................................  15
SECTION 4.15.  Environmental Matters.........................................................  15
SECTION 4.16.  Title to Assets...............................................................  17
SECTION 4.17.  Company Stockholders' Approval................................................  17
SECTION 4.18.  Brokers and Finders...........................................................  17

                                   ARTICLE V
                                   COVENANTS

SECTION 5.01.  Conduct of Business by the Company Pending the Merger.........................  17
SECTION 5.02.  Control of the Company's Operations...........................................  19
SECTION 5.03.  Acquisition Transactions......................................................  20
SECTION 5.04.  Access to Information.........................................................  21
SECTION 5.05.  Notices of Certain Events.....................................................  21
SECTION 5.06.  Merger Subsidiary.............................................................  22
SECTION 5.07.  Employee Benefits.............................................................  22
SECTION 5.08.  Meeting of the Company's Stockholders.........................................  23
SECTION 5.09.  Proxy Statement...............................................................  23
SECTION 5.10.  Public Announcements..........................................................  24
SECTION 5.11.  Expenses and Fees.............................................................  24
SECTION 5.12.  Agreement to Cooperate........................................................  24
SECTION 5.13.  Directors' and Officers' Indemnification......................................  26
SECTION 5.14.  Company Securities............................................................  27
SECTION 5.15.  Continuing Directors..........................................................  28

                                  ARTICLE VI
                           CONDITIONS TO THE MERGER

SECTION 6.01.  Conditions to the Obligations of Each Party...................................  28
SECTION 6.02.  Conditions to Obligation of the Company to Effect the Merger..................  28
SECTION 6.03.  Conditions to Obligations of Parent and Subsidiary to Effect the Merger.......  29

                                  ARTICLE VII
                                  TERMINATION

SECTION 7.01.  Termination...................................................................  29

                                 ARTICLE VIII
                                 MISCELLANEOUS

SECTION 8.01.  Effect of Termination.........................................................  31
SECTION 8.02.  Non-Survival of Representations and Warranties................................  31
SECTION 8.03.  Notices.......................................................................  31
SECTION 8.04.  Interpretation................................................................  32


                               TABLE OF CONTENTS
                                  (continued)

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SECTION 8.05.  Miscellaneous........................................ 32
SECTION 8.06.  Counterparts......................................... 32
SECTION 8.07.  Amendments; No Waivers............................... 32
SECTION 8.08.  Entire Agreement..................................... 33
SECTION 8.09.  Severability......................................... 33
SECTION 8.10.  Specific Performance................................. 33
SECTION 8.11.  Non-Involvement of Tracinda.......................... 33

                         AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of March 6, 2000 by and among MGM Grand, Inc., a Delaware corporation ("Parent"), and Mirage Resorts, Incorporated, a Nevada corporation (the "Company").
Promptly after the date hereof, Parent shall cause one of its direct or indirect wholly owned subsidiaries organized under the laws of Nevada ("Merger Subsidiary") to enter into this Agreement. Parent and the Company and, upon its execution of this Agreement, Merger Subsidiary, are referred to collectively herein as the "Parties."

          WHEREAS, the respective Boards of Directors of Parent and the Company have each approved the merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement (the "Merger"); and

          WHEREAS, as a condition to Parent's willingness to enter into the transactions contemplated by this Agreement, Parent and the Company have entered into a Stock Option Agreement which is dated the date hereof.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                              THE MERGER; CLOSING


          SECTION 1.01.  The Merger.  Upon the terms and subject to the
                         ----------
conditions of this Agreement, and in accordance with the NRS, Merger Subsidiary shall be merged with and into the Company at the Effective Time (as defined in Section 1.02). Following the Merger, the separate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and a direct or indirect wholly-owned subsidiary of Parent, and shall succeed to and assume all the rights and obligations of Merger Subsidiary in accordance with the NRS. The term "NRS" means Chapters 78, 92A and, if Merger Subsidiary is organized under Chapter 86, Chapter 86 of the Nevada Revised Statutes.

          SECTION 1.02.  Effective Time.  The Merger shall become effective when
                         --------------
Articles of Merger (the "Articles of Merger"), executed in accordance with the relevant provisions of the NRS, are filed with the Secretary of State of the State of Nevada; provided, however, that, upon mutual consent of the constituent corporations to the Merger, the Articles of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Articles of Merger are filed. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Articles of Merger are accepted for record or such later time established by the Articles of Merger. The filing of the Articles of Merger shall be made on the date of the Closing (as defined in Section 1.07).

          SECTION 1.03.  Effects of the Merger.  The Merger shall have the
                         ---------------------
effects set forth in Section 92A.250 of the NRS.

          SECTION 1.04.  Conversion of Shares.  At the Effective Time, by virtue
                         --------------------
of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any of the following securities:

          (a) each issued and outstanding share of the Company's common stock, par value $.004 per share (together with the associated Rights, "Company Common Stock") held by the Company as treasury stock and each issued and outstanding share of Company Common Stock owned by any subsidiary of the Company, Parent, Merger Subsidiary or any other subsidiary of Parent shall be cancelled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

          (b) each issued and outstanding share of Company Common Stock, other than shares of Company Common Stock referred to in paragraph (a) above shall be converted into the right to receive an amount in cash, without interest, equal to $21.00 (the "Merger Consideration"). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest; and

          (c) each issued and outstanding share of capital stock or ownership interest of Merger Subsidiary shall be converted into one fully paid and nonassessable share of common stock, par value $.004, of the Surviving Corporation.

          SECTION 1.05.  Payment of Shares.  (a)  Prior to the Effective Time,
                         -----------------
Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as disbursing agent (the "Disbursing Agent") for the payment of Merger Consideration upon surrender of certificates representing the shares of Company Common Stock. Parent will enter into a disbursing agent agreement with the Disbursing Agent, in form and substance reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Disbursing Agent in trust for the benefit of the Company's stockholders cash in an aggregate amount necessary to make the payments pursuant to Section 1.04 to holders of shares of Company Common Stock (such amounts being hereinafter referred to as the "Exchange Fund"). The Disbursing Agent shall invest the Exchange Fund, as the Surviving Corporation directs, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's, a division of The McGraw Hill Companies, or a combination thereof, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Disbursing Agent to mail to each person who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates"), and whose shares were converted into the right to receive Merger Consideration pursuant to Section 1.04, a form of letter of transmittal

(which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender to the Disbursing Agent of a Certificate, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the product of the number of shares of Company Common Stock represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.05, each Certificate (other than Certificates representing shares of Company Common Stock owned by any subsidiary of the Company, Parent, Merger Subsidiary or any other subsidiary of Parent and shares of Company Common Stock held in the treasury of the Company, which have been canceled) shall represent for all purposes only the right to receive the Merger Consideration in cash multiplied by the number of shares of Company Common Stock evidenced by such Certificate, without any interest thereon.

          (c) From and after the Effective Time, there shall be no registration of transfers of shares of Company Common Stock which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates shall be cancelled and exchanged for cash as provided in this Article I. At the close of business on the day of the Effective Time the stock ledger of the Company shall be closed.

          (d) At any time more than six months after the Effective Time, the Surviving Corporation shall be entitled to require the Disbursing Agent to deliver to it any funds which had been made available to the Disbursing Agent and not disbursed in exchange for Certificates (including, without limitation, all interest and other income received by the Disbursing Agent in respect of all such funds). Thereafter, holders of shares of Company Common Stock shall look only to Parent (subject to the terms of this Agreement, abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon due surrender of the Certificates held by them. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such time on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation nor the Disbursing Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar law.

          SECTION 1.06.  Stock Options.  At the Effective Time, each unexercised
                         -------------
option, whether or not then vested or exercisable in accordance with its terms, to purchase shares of Company Common Stock (the " Options") previously granted by the Company or its subsidiaries shall be canceled automatically and the Parent shall or shall cause the Surviving Corporation to provide the holder thereof with a lump sum cash payment equal to the product of (i) the total number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time and (ii) the excess of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Option.

          SECTION 1.07.  The Closing.  The closing of the transactions
                         -----------
contemplated by this Agreement (the "Closing") shall take place at the executive offices of Parent in Las Vegas, Nevada, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other place and date as the Parties may mutually determine (the "Closing Date").

                                  ARTICLE II

               THE SURVIVING CORPORATION; DIRECTORS AND OFFICERS

          SECTION 2.01.  Articles of Incorporation.  The Restated Articles of
                         -------------------------
Incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law and the terms of this Agreement; provided, however, that at the Effective Time, such articles shall be amended by virtue of this Agreement as follows:

          (i) Article Fourth shall be amended by deleting the existing language in its entirety and replacing it with the following:

          The total number of shares of capital stock which the Corporation shall be authorized to issue shall be 1,000 shares, $.004 par value, of common stock.

          (ii) Article Fifth shall be amended by deleting the existing language in its entirety and replacing it with the following: "The members of the governing board shall be styled directors and their number shall be not less than 3 and not more than 9, and each member shall be elected each year to hold office for a one-year term."

          (iii) The text of Articles Thirteenth and Fourteenth shall be deleted and replaced with the following "[Reserved]".

          SECTION 2.02.  Bylaws.  The bylaws of Merger Subsidiary in effect at
                         ------
the Effective Time shall be the bylaws of the Surviving Corporation, it being agreed that such bylaws shall include the provisions set forth in Article V of the Company's bylaws until amended in accordance with applicable law and the terms of this Agreement.

          SECTION 2.03.  Directors and Officers.  The directors of Merger
                         ----------------------
Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time. The officers of the Company (together with the persons designated by Parent and notified to the Company in writing at least two business days prior to the Effective Time) shall be the officers of the Surviving Corporation as of the Effective Time subject to the right of the Board of Directors of the Surviving Corporation to appoint or replace officers.

                                  ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

          Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that, except as set forth in the Disclosure Schedule dated as of the date hereof and signed by an authorized officer of Parent (the "Parent Disclosure Schedule"), it being agreed that disclosure of any item on the Parent Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Parent Disclosure Schedule:

          SECTION 3.01.  Organization and Qualification. Parent is a corporation
                         ------------------------------
and Merger Subsidiary is a corporation or limited liability company, in each case duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Subsidiary is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have Parent Material Adverse Effect. In this Agreement, the term "Parent Material Adverse Effect" means an effect that is materially adverse to (i) the business, financial condition or ongoing operations of Parent and its subsidiaries, taken as a whole or (ii) the ability of Parent or any of its subsidiaries to obtain financing for or to consummate any of the transactions contemplated by this Agreement.

          SECTION 3.02.  Authority; Non-Contravention; Approvals.  (a)  Parent
                         ---------------------------------------
and Merger Subsidiary each have full corporate or similar power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including without limitation, the consummation of the financing of the Merger pursuant to the Financing Commitment (as defined in Section 3.05) (the "Financing"). This Agreement and the Merger have been approved and adopted by the Boards of Directors of Parent and Merger Subsidiary and the sole stockholder or member of Merger Subsidiary, and no other corporate or similar proceedings on the part of Parent or Merger Subsidiary are necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby, including without limitation, the Financing. This Agreement has been duly executed and delivered by each of Parent and Merger Subsidiary and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Merger Subsidiary enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

          (b) The execution, delivery and performance of this Agreement by each of Parent and Merger Subsidiary and the consummation of the Merger and the transactions contemplated hereby, including without limitation the Financing, do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or, other than in the case of the Financing, result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective certificates of incorporation or bylaws of Parent or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Parent Required Statutory Approvals (as defined in Section 3.02(c)), or
(iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (each a "Contract" and collectively "Contracts") to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected. Excluded from the foregoing sentence of this paragraph (b), insofar as it applies to the terms, conditions or provisions described in clauses (ii) and
(iii) of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests or encumbrances that would not reasonably be expected to have a Parent Material Adverse Effect and would not materially delay the consummation of the Merger.

          (c) Except for (i) the filings by Parent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) applicable filings, if any, with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) filing of Articles of Merger with the Secretary of State of the State of Nevada in connection with the Merger, and (iv) filings with and approvals by any regulatory authority with jurisdiction over the Company's gaming operations required under any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current or contemplated casino and gaming activities and operations of the Company, including the Nevada Gaming Control Act and the rules and regulations promulgated thereunder, the New Jersey Casino Control Act and the rules and regulations promulgated thereunder, the Mississippi Gaming Control Act and the rules and regulations promulgated thereunder, and the Michigan Gaming Control Act and the rules and regulations promulgated thereunder (collectively, the "Gaming Laws") (the filings and approvals referred to in clauses (i) through
(iv) are collectively referred to as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Merger Subsidiary or the consummation by Parent or Merger Subsidiary of the transactions contemplated hereby, including without limitation, the Financing, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected to have a Parent Material Adverse Effect and would not materially delay the consummation of the Merger.

          SECTION 3.03.  Proxy Statement. None of the information to be supplied
                         ---------------
by Parent or its subsidiaries for inclusion in any proxy statement to be distributed in connection with the Company's meeting of stockholders to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement") will, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

          SECTION 3.04.  Ownership of Company Common Stock.  Neither Parent nor
                         ---------------------------------
any of its subsidiaries beneficially owns any shares of Company Common Stock as of the date hereof.

          SECTION 3.05.  Financing. (a)  At the Effective Time, Parent shall
                         ---------
have on hand and available for deposit with the Disbursing Agent in accordance with Section 1.05 cash in the amount of $4,410,000,000.

          (b) Parent has obtained written commitments (the "Financing Commitment") for the financing necessary to consummate the Merger and to pay all associated costs and expenses (including any refinancing of indebtedness of Parent or the Company required in connection therewith). The Financing Commitment has not been amended, modified, withdrawn, terminated or replaced, except that they may be amended or replaced in a manner which (i) does not adversely affect the ability of Parent to consummate the Merger or (ii) is not reasonably likely to cause a material delay in the consummation of the Merger. Parent has provided true, accurate and complete copies of such commitments (and any amendment or replacement thereof) to the Company.

          SECTION 3.06.  Reports, Financial Statements, etc..  Since January 1,
                         -----------------------------------
1997, Parent has filed with the SEC all material forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) (the "Parent SEC Reports") required to be filed by it under each of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder.
As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited financial statements of Parent included in Parent's Annual Report on Form 10-K for the twelve months ended December 31, 1998 and Parent's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 1999 (collectively, the "Parent Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of Parent and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

          Since the date of the most recent Parent SEC Report that contains consolidated financial statements of Parent filed prior to the date of this Agreement, there has not been any Parent Material Adverse Effect.

          SECTION 3.07.  Brokers and Finders.  Except as disclosed in the Parent
                         -------------------
Disclosure Schedule, Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder's fees or brokerage fees in connection with the transactions contemplated hereby.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent and Merger Subsidiary that, except as set forth in the disclosure schedule dated as of the date hereof and signed by an authorized officer of the Company (the "Company Disclosure Schedule"), it being agreed that disclosure of any item on the Company Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Company Disclosure Schedule:

          SECTION 4.01.  Organization and Qualification.  The Company is a
                         ------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Company Material Adverse Effect. In this Agreement, the term "Company Material Adverse Effect" means an effect or effects (other than an effect or effects arising out of or resulting from changes in or affecting the travel, hospitality or gaming industries generally or in the states of Nevada, New Jersey or Mississippi and other than any effect resulting from the entering into or the public announcement or disclosure of this Agreement and the transactions contemplated hereby) that, individually or in the aggregate, (i) have an adverse economic effect of more than $200,000,000 to the business, financial condition or ongoing operations of the Company and its subsidiaries, taken as a whole or (ii) have a materially adverse effect on the ability of the Company to consummate the Merger or the ability of the Parties hereto to retain any Material Gaming License. True, accurate and complete copies of the Company's Restated Articles of Incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent. A "Material Gaming License" is a license or similar authorization under any Gaming Law without which Parent or the Company, as the case may be, would be prohibited from operating any one of its major gaming/hotel properties in the state in which such property is located.

          SECTION 4.02.  Capitalization. (a)  The authorized capital stock of
                         --------------
the Company consists of (1) 1,125,000,000 shares of Company Common Stock and (2) 5,000,000 shares of preferred stock, par value $.10 per share ("Company Preferred Stock"). As of March 5, 2000, (i) 190,342,423 shares of Company Common Stock, including the associated Rights (as defined in Section 4.02(b)), were issued and outstanding, all of which shares of Company Common Stock were validly issued and are fully paid, nonassessable and free of preemptive rights, and no shares of Company Preferred Stock were issued and outstanding, (ii) 44,805,227 shares of Company Common Stock and no shares of Company Preferred Stock were held in the treasury of the Company, (iii) 35,613,037 shares of Company Common Stock were reserved for issuance upon exercise of Options issued and outstanding, and (iv) 400,000 shares of Company Preferred Stock to be designated as Series A Junior Participating Preferred Stock reserved for issuance under the Rights Agreement (as defined in Section 4.02(b)). Assuming the exercise of all outstanding Options, as of March 5, 2000, there would be 225,955,460 shares of Company Common Stock issued and outstanding. Since March 5, 2000, except as permitted by this Agreement, (i) no shares of capital stock of the Company have been issued except in connection with the exercise of the instruments referred to in the second sentence of this Section 4.02(a) and (ii) no options, warrants, securities convertible into, or commitments with respect to the issuance of shares of capital stock of the Company have been issued, granted or made, except Rights in accordance with the terms of the Rights Agreement.

          (b) Except for the Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement (the "Rights Agreement"), to be dated as of or about March 6, 2000 between the Company and American Stock Transfer & Trust Company (the "Rights Agent"), or as set forth in Section 4.02(a), as of the date hereof and as of March 5, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its subsidiaries. Except as disclosed in the Company SEC Reports or as otherwise contemplated by this Agreement, there are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company. The Board of Directors of the Company has taken all action to amend the Rights Agreement (subject only to the execution of such amendment by the Rights Agent, which execution the Company shall cause to take place as promptly as reasonably practicable following the date of this Agreement) to provide that (i) none of the Parent and its subsidiaries shall become an "Acquiring Person" as a result of the execution, delivery and performance of this Agreement and the consummation of the Merger, and (ii) no "Distribution Date" shall occur as a result of the announcement of or the execution of this Agreement or any of the transactions contemplated hereby. Upon execution of the Rights Agreement by the Rights Agent, the amendment to the Rights Agreement shall become effective and shall remain in full force and effect until immediately following the termination of this Agreement in accordance with its terms.

          SECTION 4.03.  Subsidiaries.  Each direct and indirect subsidiary of
                         ------------
the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and each subsidiary of the Company is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except, in all cases, where the failure to be so organized, existing, qualified and in good standing would not reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock of each subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights. There are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance or sale with respect to any shares of capital stock of any subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement. For purposes of this Agreement, the term "subsidiary" means, with respect to any specified person (the "Owner") any other person of which more than 50% of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other governing body thereof is at the time owned or controlled, directly or indirectly, by such Owner and/or one or more of the other subsidiaries of such Owner.

          SECTION 4.04.  Authority; Non-Contravention; Approvals.  (a)  The
                         ---------------------------------------
Company has full corporate power and authority to enter into this Agreement and, subject to the Company Stockholders' Approval (as defined in Section 6.01(a)) with respect solely to the Merger, to consummate the transactions contemplated hereby. This Agreement and the Merger have been approved and adopted by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Stockholders' Approval with respect solely to the Merger, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Merger Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

          (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, contractually require any offer to purchase or any prepayment of any debt, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective certificates of incorporation or bylaws of the Company or any of its Material

Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals (as defined in Section 4.04(c)) and the Company Stockholders' Approval, or (iii) any Contract to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected, subject, in the case of consummation, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties as specified in Section 4.04(b) of the Company Disclosure Schedule. Excluded from the foregoing sentence of this paragraph (b), insofar as it applies to the terms, conditions or provisions described in clauses (ii) and (iii) of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests or encumbrances that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

          (c) Except for (i) the filings by the Company required by the HSR Act, (ii) the filing of the Proxy Statement with the SEC pursuant to the Exchange Act, (iii) the filing of Articles of Merger with the Secretary of State of the State of Nevada in connection with the Merger, (iv) any filings with or approvals from authorities required solely by virtue of the jurisdictions in which Parent or its subsidiaries conduct any business or own any assets, and (v) filings with and approvals in respect of Gaming Laws (the filings and approvals referred to in clauses (i) through (v) and those disclosed in Section 4.04(c) of the Company Disclosure Schedule are collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

          SECTION 4.05.  Reports and Financial Statements.  Since January 1,
                         --------------------------------
1997, the Company has filed with the SEC all material forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) (the "Company SEC Reports") required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company included as an exhibit to the Company's proxy statement relating to its 2000 annual meeting of stockholders (and which is a Company SEC Report) (the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended.

          SECTION 4.06.  Absence of Undisclosed Liabilities.  Except as
                         ----------------------------------
disclosed in the Company SEC Reports or the Company Disclosure Schedule, neither the Company nor any of its subsidiaries had at December 31, 1999, or has incurred since that date and as of the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred after December 31, 1999 in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, or
(ii) have been discharged or paid in full prior to the date hereof in the ordinary course of business, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied.

          SECTION 4.07.  Absence of Certain Changes or Events.  Since the date
                         ------------------------------------
of the most recent Company SEC Report filed prior to the date of this Agreement that contains consolidated financial statements of the Company, there has not been any Company Material Adverse Effect.

          SECTION 4.08.  Litigation.  Except as referred to in the Company SEC
                         ----------
Reports, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Except as referred to in the Company SEC Reports or as may be entered into with Parent's prior written consent in connection with
Section 5.12(b), neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits the consummation of the transactions contemplated hereby or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          SECTION 4.09.  Proxy Statement. None of the information to be supplied
                         ---------------
by the Company or its subsidiaries for inclusion in the Proxy Statement will, at the time of the mailing thereof and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by Parent, Merger Subsidiary or any stockholder of Parent for inclusion therein.

          SECTION 4.10.  No Violation of Law. Except as disclosed in the Company
                         -------------------
SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its subsidiaries is in violation of or has been given written (or, to the knowledge of the Company's executive officers, oral) notice of any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, to the knowledge of the Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company and its subsidiaries are not in violation of the terms of any permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Company Permits"), except for delays in filing reports or violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          SECTION 4.11.  Compliance with Agreements.  Except as disclosed in the
                         --------------------------
Company SEC Reports, the Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under, any Contract to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, other than breaches, violations and defaults which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. To the knowledge of the Company's executive officers, the Company's insurance policies relating to directors' and officers' liability are in full force and effect.

          SECTION 4.12.  Taxes.  (a)  The Company and its subsidiaries have (i)
                         -----
duly filed with the appropriate governmental authorities all Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete, and (ii) duly paid in full or reserved in accordance with generally accepted accounting principles on the Company Financial Statements all Taxes required to be paid, except, in the case of (i) and (ii), as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no liens for Taxes upon any property or asset of the Company or any subsidiary thereof, other than liens for Taxes not yet due or Taxes contested in good faith and reserved against in accordance with generally accepted accounting principles. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the "IRS") or any other governmental taxing authority with respect to Taxes of the Company or any of its subsidiaries which would reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor its subsidiaries has agreed to an extension of time with respect to a Tax deficiency, other than extensions which are no longer in effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly-owned subsidiary of the Company, other than agreements the consequences of which are fully and adequately reserved for in the Company Financial Statements.

          (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its subsidiaries have withheld or collected and have paid over to the appropriate governmental entities (or are properly holding for such payment) all material Taxes required to be collected or withheld.

          (c) For purposes of this Agreement, "Tax" (including, with correlative meaning, the terms "Taxes") means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and includes any liability for Taxes of another person by contract, as a transferee or successor, under Treas. Reg. 1.1502-6 or analogous state, local or foreign law provision or otherwise, and "Tax Return" means any return, report or similar statement (including attached schedules) required to be filed with respect to any Tax, including without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          SECTION 4.13.  Employee Benefit Plans; ERISA.  (a)  The Company SEC
                         -----------------------------
Reports and the Company Disclosure Letter set forth each material employee or director benefit plan, arrangement or agreement, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (excluding any multi-employer plans as defined in Section 3(37) of ERISA (a "Multi-employer Plan") and any multiple employer plan within the meaning of
Section 413(c) of the Code) that is sponsored, maintained or contributed to by the Company or any of its subsidiaries or by any trade or business, whether or not incorporated, all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA (the "Company Plans").

          (b) Except as disclosed in the Company SEC Reports or in the Company Disclosure Schedule, (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that could result in penalties, taxes or liabilities which would reasonably be expected to have a Company Material Adverse Effect,
(ii) no Company Plan is subject to Title IV of ERISA, (iii) each of the Company Plans has been operated and administered in accordance with applicable laws during the period of time covered by the applicable statute of limitations, except for failures to comply which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect,
(iv) each of the Company Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been revoked by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired, (v) to the knowledge of the Company and its subsidiaries, there are no pending, threatened or anticipated claims involving any of the Company Plans other than claims for benefits in the ordinary course or claims which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (vi) no Company Plan provides post-retirement medical benefits to employees or directors of the Company or its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable law, (vii) all material contributions or other amounts payable by the Company or its subsidiaries as of the date hereof with respect to each Company Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles, (viii) with respect to each Multi-employer Plan contributed to by the Company, to the knowledge of the Company and its subsidiaries, as of the date hereof, none of the Company or its subsidiaries has received any notification that any such Multi-employer Plan is in reorganization, has been terminated or is insolvent, (ix) the Company and its subsidiaries has complied in all respects with the Worker Adjustment and Retraining Notification Act, except for failures which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and (x) no act, omission or transaction has occurred with respect to any Company Plan that has resulted or could result in any liability of the Company or any subsidiary under Sections 409 or 502(c)(1) or (l) of ERISA or Chapter 43 of Subtitle (A) of the Code, except for liabilities which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          (c) Except as set forth in the Company Disclosure Schedule, and excluding payments in respect of outstanding Options, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance or "excess parachute payment" (within the meaning of Section 280G of the Code)) becoming due to any director or employee of the Company or any of its subsidiaries under any Company Plan, (ii) materially increase any benefits otherwise payable under any Company Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits. For purposes of this paragraph (c) only, "material" shall mean in excess of $10 million.

          SECTION 4.14.  Labor Controversies.  Except as disclosed in the
                         -------------------
Company SEC Reports, (a) there are no significant controversies pending or, to the knowledge of the Company, threatened between the Company or its subsidiaries and any representatives (including unions) of any of their employees, and (b) to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Company or its subsidiaries, except for such controversies and organizational efforts which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          SECTION 4.15.  Environmental Matters.  (a)  Except as disclosed in the
                         ---------------------
Company SEC Reports, (i) the Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties owned by the Company or any of its subsidiaries contain any Hazardous Substance as a result of any activity of the Company or any of its subsidiaries in amounts exceeding the levels permitted by applicable Environmental

Laws, (iii) since January 1, 1998, neither the Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity indicating that the Company or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened, against the Company or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by the Company or any of its subsidiaries as a result of any activity of the Company or any of its subsidiaries during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, and (vi) neither the Company, its subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (i) through (vi) that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          (b) As used herein, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect at the Effective Time. The term "Environmental Law" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect at the Effective Time, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

          (c) As used herein, "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

          SECTION 4.16.  Title to Assets.  The Company and each of its
                         ---------------
subsidiaries has good and valid title in fee simple to all its real property and good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current taxes, payments of which are not yet delinquent,
(ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company), or
(iii) as disclosed in the Company SEC Reports, and except for such matters which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. All leases under which the Company or any of its subsidiaries leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than failures to be in good standing, valid and effective and defaults under such leases which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          SECTION 4.17.  Company Stockholders' Approval.  Assuming that Section
                         ------------------------------
3.04 is and remains true and correct in all respects, the affirmative vote of stockholders of the Company required for approval and adoption of this Agreement and the Merger is a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

          SECTION 4.18.  Brokers and Finders.  The Company has not entered into
                         -------------------
any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder's fees or brokerage fees in connection with the transactions contemplated hereby, other than fees payable to Goldman, Sachs & Company (the "Company Financial Advisor"), or as disclosed in Section 4.18 of the Company Disclosure Schedule. An accurate copy of any fee agreement with the Company Financial Advisor has been made available to Parent.

                                   ARTICLE V

                                   COVENANTS

          SECTION 5.01.  Conduct of Business by the Company Pending the Merger.
                         -----------------------------------------------------
Except as otherwise contemplated by this Agreement or disclosed in Section 5.01 of the Company Disclosure Schedule, after the date hereof and prior to the Effective Time or earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company shall, and shall cause its subsidiaries to:

          (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice, including with respect to casino credit policies;

          (b) not (i) amend or propose to amend their respective certificates of incorporation or bylaws or equivalent constitutional documents, (ii) split, combine or reclassify their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company or a wholly-owned subsidiary of the Company by a direct or indirect wholly-owned subsidiary of the Company;

          (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that the Company may issue shares upon the exercise of Options outstanding on the date hereof;

          (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business or borrowings under the existing credit facilities of the Company or any of its subsidiaries up to the existing borrowing limit on the date hereof, and (B) borrowings to refinance existing indebtedness on terms which are reasonably acceptable to Parent; provided that in no event shall aggregate
                                 --------
indebtedness of the Company and its subsidiaries, net of all cash and cash equivalents, exceed $2.15 billion, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding Options pursuant to the terms of the Company Option Plans, (iii) make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business, (iv) without Parent's consent, acquire any gaming property within 150 miles of Detroit, Michigan, (v) sell, pledge, dispose of or encumber any assets or businesses other than (A) sales of businesses or assets disclosed in Section 5.01 of the Company Disclosure Schedule, (B) pledges or encumbrances pursuant to Existing Credit Facilities or other permitted borrowings, (C) sales or dispositions of businesses or assets consented to in writing by Parent (which consent shall not be unreasonably withheld) or for which consent is not denied within 72 hours after the Company notifies Parent (such notice to be delivered during business hours on a business day) in writing that it desires to effect such sale or disposition, (D) sales of real estate, assets or facilities for cash consideration (including any debt assumed by the buyer of such real estate, assets or facilities) to non-affiliates of the Company of less than $1,000,000 in each such case and $7,000,000 in the aggregate, (E) sales or dispositions of businesses or assets as may be required by applicable law, and (F) sales or dispositions of assets in the ordinary course or (vi) except as contemplated by the following proviso, enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them other than as expressly permitted by the terms of this Agreement;

          (f) enter into, amend, modify or renew any employment, consulting, severance or similar agreements with, or grant any salary, wage or other increase in compensation or increase in any employee benefit to, any directors or officers of the Company or its subsidiaries, except (i) for changes that are required by applicable law, (ii) to satisfy obligations existing as of the date hereof, or
(iii) in the ordinary course of business consistent with past practice;

          (g) enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any directors, officers or employees of the Company or its subsidiaries, except, in each such case, as may be required by applicable law or by the terms of contractual obligations existing as of the date hereof, including any collective bargaining agreement;

          (h) not make expenditures, including, but not limited to, capital expenditures, or enter into any binding commitment or contract to make expenditures, except (i) expenditures which the Company or its subsidiaries are currently committed to make, (ii) (A) expenditures relating to the Company's Le Jardin project and Danny Gans Theatre, meeting, convention and exhibit space project, in each case in accordance with current plans, (B) expenditures not exceeding $1,000,000 in connection with the Bellagio Spa Tower project, and (C) other expenditures not exceeding $3,000,000 individually or $80,000,000 in the aggregate, (iii) for emergency repairs and other expenditures necessary in light of circumstances not anticipated as of the date of this Agreement which are necessary to avoid significant disruption to the Company's business or operations consistent with past practice (and, if reasonably practicable, after consultation with Parent), or (iv) for repairs and maintenance in the ordinary course of business consistent with past practice. With respect to the subject matter of this paragraph (h), if the Company requests approval of Parent to exceed the limits set forth herein, Parent shall respond to such request and grant or withhold approval promptly following receipt of such request;

          (i) not make, change or revoke any material Tax election unless required by law or make any agreement or settlement with any taxing authority regarding any material amount of Taxes or which would reasonably be expected to materially increase the obligations of the Company or the Surviving Corporation to pay Taxes in the future.

          SECTION 5.02.  Control of the Company's Operations.  (a)  Nothing
                         -----------------------------------
contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

          (b) Anything in this Article V to the contrary notwithstanding, nothing herein shall prohibit or limit the Company or any of its subsidiaries from selling or disposing of any artwork owned by the Company or any such subsidiary provided that Parent shall have consented to such disposition or sale. In connection with any sale or disposal of any such artwork with Parent's consent during the period ending at the Effective Time and for five years thereafter, Stephen A. Wynn shall have a right of first refusal on any such proposed sale or disposition. Specifically, if the Company or any of its subsidiaries determines to sell or dispose of any artwork owned by the Company or any of its subsidiaries, prior to the completion of such sale or disposition the Company or relevant subsidiary shall offer Mr. Wynn the opportunity to purchase such artwork at a price equal to the lower of (A) if a firm offer has been made by any third party which the Company or a subsidiary is prepared to accept, the amount of such firm offer and (B) the higher of (1) the book value of such work of art and (2) the appraised fair market value of the work of art as determined by Sotheby's Inc. or Christie's International Plc. (or their respective affiliates).

          SECTION 5.03.  Acquisition Transactions.  (a)  After the date hereof
                         ------------------------
and prior to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and the Company shall use all reasonable efforts to cause any officer, director or employee of the Company, or any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business, properties or capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an "Acquisition Transaction").

          (b) Notwithstanding the provisions of paragraph (a) above, (i) the Company may, prior to receipt of the Company Stockholders' Approval, in response to an unsolicited bona fide written offer or proposal with respect to a potential or proposed Acquisition Transaction ("Acquisition Proposal") from a corporation, partnership, person or other entity or group (a "Potential Acquirer") which the Company's Board of Directors determines, in good faith and after consultation with its independent financial advisor, would reasonably be expected to result (if consummated pursuant to its terms) in an Acquisition Transaction more favorable to the Company's stockholders than the Merger (a "Qualifying Proposal"), furnish (subject to the execution of a confidentiality agreement substantially similar to the confidentiality provisions of the Confidentiality Agreement (as defined in Section 5.04)) confidential or non-public information to, and negotiate with, such Potential Acquirer, may resolve to accept, or recommend, and, upon termination of this Agreement in accordance with Section 7.01(v) and after payment to Parent of the fee pursuant to Section 5.11(b), enter into agreements relating to, a Qualifying Proposal as to which the Company's Board of Directors, in good faith, has determined is reasonably likely to be consummated (such Qualifying Proposal being a "Superior Proposal") and (ii) the Company's Board of Directors may take and disclose to the Company's stockholders a position contemplated by Rule 14e-2 under the Exchange Act or otherwise make disclosure required by the federal securities laws. It is understood and agreed that negotiations and other activities conducted in accordance with this paragraph (b) shall not constitute a violation of paragraph
(a) of this Section 5.03.

          (c) The Company shall promptly notify Parent after receipt of any Acquisition Proposal, indication of interest or request for non-public information relating to the Company or its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal, inquiry or contact.

          (d) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Parent shall promptly notify the Company after receipt of any proposal or offer to acquire all or any substantial part of the business, properties or capital stock of Parent, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof and shall indicate in reasonable detail the identity of the offeror or person and the material terms and conditions of such proposal or offer and the financing arrangements, if any, relating thereto.

          SECTION 5.04.  Access to Information.  Subject to applicable law, the
                         ---------------------
Company and its subsidiaries shall afford to Parent and Merger Subsidiary and their respective accountants, counsel, financial advisors, sources of financing and other representatives (the "Parent Representatives") reasonable access during normal business hours with reasonable notice throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement, and (ii) such other information concerning its businesses, properties and personnel as Parent or Merger Subsidiary shall reasonably request and will use reasonable efforts to obtain the reasonable cooperation of the Company's officers, employees, counsel, accountants, consultants and financial advisors in connection with the investigation of the Company by Parent and the Parent Representatives. All nonpublic information provided to, or obtained by, Parent in connection with the transactions contemplated hereby shall be "Information" for purposes of the Confidentiality Agreement dated March 2, 2000 between Parent and the Company (the "Confidentiality Agreement"), provided that Parent, Merger Subsidiary and the Company may disclose such information as may be necessary in connection with seeking the Parent Required Statutory Approvals, the Company Required Statutory Approvals and the Company Stockholders' Approval. Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes it may not provide to Parent by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the Company or any subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties.

          SECTION 5.05.  Notices of Certain Events.  (a)  The Company shall
                         -------------------------
promptly as reasonably practicable after executive officers of the Company acquire knowledge thereof, notify Parent of: (i) any notice or other communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which the Company or any of its subsidiaries is a party or the failure of which to obtain would materially delay consummation of the Merger; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.08 or 4.10 or which relate to the consummation of the transactions contemplated by this Agreement.

          (b) Each of Parent and Merger Subsidiary shall promptly as reasonably practicable after executive officers of the Parent acquire knowledge thereof, notify the Company of: (i) any notice or other communication from any person alleging that the consent of such person (or other person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which Parent or its subsidiaries are a party or the failure of which to obtain would materially delay the Merger, (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened, against Parent or Merger Subsidiary, which relate to consummation of the transactions contemplated by this Agreement.

          (c) Subject to the provisions of Section 5.03, each of the Company, Parent and Merger Subsidiary agrees to give prompt notice to each other of, and to use commercially reasonable efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate at the Effective Time unless such failure or occurrence would not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, and (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder unless such failure or occurrence would not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.05(c) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          SECTION 5.06.  Merger Subsidiary.  Parent will take all action
                         -----------------
necessary (a) to cause Merger Subsidiary to be formed and organized as promptly as practicable, (b) to cause the board of directors or managing directors to approve this Agreement and the Merger Agreement as promptly as practicable, (c) to cause Merger Subsidiary to execute this Agreement as promptly as practicable, and (d) to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

          SECTION 5.07.  Employee Benefits.  (a)  From and after the Effective
                         -----------------
Time, the benefits to be provided to employees of the Company and its subsidiaries as of the Effective Time ("Company Employees") shall be either the Company Plans or the benefit plans and programs provided to similarly situated employees of Parent. For purposes of all plans, programs or arrangements maintained, sponsored or contributed to by Parent or the Surviving Corporation in which the Company Employees shall be eligible to participate, Parent shall cause each such plan, program or arrangement to treat the prior service of each Company Employee with the Company or its subsidiaries as service rendered to Parent or the Surviving Corporation for purposes of eligibility, vesting, levels of benefits and benefits accruals (but not for purposes of benefit accruals under any defined benefit pension plan), except to the extent such treatment would result in the duplication of benefits with respect to the same period of service. From and after the Effective Time, Parent shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its subsidiaries to be waived with respect to the Company Employees and their eligible dependents and (ii) give each Company Employee credit for the plan year in which the Effective Time (or the transition from the Company Plans to Parent's or the Surviving Corporation's plans) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or such later transition date).

Notwithstanding the foregoing, Company Employees who are covered under a collective bargaining agreement shall be provided the benefits that are required by such collective bargaining agreement from time to time.

          (b) Notwithstanding anything contained herein to the contrary, Parent shall cause the Surviving Corporation to honor in accordance with their terms all benefits and obligations under the employee benefit plans and agreements of the Company and its subsidiaries, including, without limitation, any rights or benefits arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), as well as those set forth on Section 5.07 of the Company Disclosure Schedule; it being understood that for purposes of all such plans and agreements, the transactions contemplated by this Agreement are, or will be deemed to be, a "change of control."

          (c) Nothing in this Section 5.07 shall be interpreted as preventing Parent or the Surviving Corporation from amending, modifying or terminating any Company Plan, in accordance with its terms and applicable law.

          SECTION 5.08.  Meeting of the Company's Stockholders.  The Company
                         -------------------------------------
shall as promptly as practicable after the date of this Agreement take all action necessary in accordance with the NRS and its Restated Articles of Incorporation and bylaws to convene a meeting of the Company's stockholders (the "Company Stockholders' Meeting") to act on this Agreement. The Board of Directors of the Company shall recommend that the Company's stockholders vote to approve the Merger and adopt this Agreement; provided, however, that the Company
                                             --------  -------
may change its recommendation in any manner if its recommendation of the Merger would be reasonably likely to be inconsistent with the board of directors' fiduciary duties under applicable law, as concluded by the board of directors in good faith after consultation with its financial and legal advisors.

          SECTION 5.09.  Proxy Statement.  As promptly as practicable after
                         ---------------
execution of this Agreement, the Company shall prepare the Proxy Statement, file it with the SEC under the Exchange Act, and use all reasonable efforts to have the Proxy Statement cleared by the SEC. Parent, Merger Subsidiary and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Subsidiary agrees to use its reasonable best efforts, after consultation with the other parties hereto to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. Prior to the date of approval of the Merger by the Company's stockholders, each of the Company, Parent and Merger Subsidiary shall correct promptly any information provided by it to be used specifically in the Proxy Statement that shall have become false or misleading in any material respect and the Company shall take all steps necessary to file with the SEC and cleared by the SEC any amendment or supplement to the

Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable law.

          SECTION 5.10.  Public Announcements.  Parent and the Company will
                         --------------------
consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with the NYSE, will not issue any such press release or make any such public statement prior to such consultation.

          SECTION 5.11.  Expenses and Fees.  (a)  All costs and expenses
                         -----------------
incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and filing the Proxy Statement shall be shared equally by Parent and the Company.

          (b) The Company agrees to pay to Parent a fee equal to $135 million if:

          (i)   the Company terminates this Agreement pursuant to clause (v) of
Section 7.01;

          (ii)  Parent terminates this Agreement pursuant to clause (vii) of
Section 7.01, which fee shall be payable within two business days of such termination;

          (iii) this Agreement is terminated for any reason at a time at which Parent was not in material breach of its representations, warranties, covenants and agreements contained in this Agreement and was entitled to terminate this Agreement pursuant to clause (viii) of Section 7.01, and (A) prior to the time of the Company Stockholders' Meeting a proposal by a third party relating to an Acquisition Transaction had been publicly proposed or publicly announced, and
(B) on or prior to the 12 month anniversary of the termination of this Agreement the Company or any of its subsidiaries or affiliates enters into an agreement or letter of intent (or resolves or announces an intention to do) with respect to an Acquisition Transaction involving a person, entity or group if such person, entity, group (or any member of such group, or any affiliate of any of the foregoing) made a proposal with respect to an Acquisition Transaction on or after the date hereof and prior to the Company Stockholders' Meeting and such Acquisition Transaction is consummated.

          SECTION 5.12.  Agreement to Cooperate.  (a)  Subject to the terms and
                         ----------------------
conditions of this Agreement, including Section 5.03, each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations (including the HSR Act and the Gaming Laws) to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Parent and the Company and their respective subsidiaries, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible). In addition, subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective boards of directors of the Company and Parent, none of the parties hereto shall knowingly take or cause to be taken any action (including, but not limited to, in the case of Parent, (x) the incurrence of material debt financing, other than the financing in connection with the Merger and related transactions and other than debt financing incurred in the ordinary course of business, and (y) the acquisition of businesses or assets) which would reasonably be expected to materially delay or prevent consummation of the Merger. Parent shall use its reasonable best efforts to cause the satisfaction of the conditions to the receipt of funds pursuant to the Financing Commitment.

          (b) Without limitation of the foregoing, each of Parent and the Company undertakes and agrees to file as soon as practicable a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and to make such filings and apply for such approvals and consents as are required under the Gaming Laws. Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division or any authority enforcing applicable Gaming Laws for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters or Gaming Laws, and
(ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Parent shall offer to take (and if such offer is accepted, commit to take) all steps which it is capable of taking to avoid or eliminate impediments under any antitrust, competition, or trade regulation law or Gaming Laws that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other governmental entity with respect to the Merger so as to enable the Effective Time to occur prior to the Outside Date and shall defend through litigation on the merits any claim asserted in any court by any party, including appeals. Without limiting the foregoing, Parent shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective subsidiaries or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent, the Surviving Corporation or their respective subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Effective Time beyond the Outside Date; provided; however, that anything to the contrary in this Agreement
--------  -------
notwithstanding, neither Parent nor any of its subsidiaries shall be required to divest or dispose of any property that is material to the business of Parent and its subsidiaries, taken as a whole. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its subsidiaries, provided that any such action may be conditioned upon the consummation of the Merger and the transactions contemplated hereby. Each party shall (i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other governmental entity and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing;
(ii) not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger.

          (c) Parent agrees to use its reasonable best efforts to obtain the Financing in accordance with the Financing Commitment or alternate commitments or arrangements that are not reasonably likely to cause a material delay in the consummation of the Merger or have a material adverse effect on the ability of Parent to deliver to the Company's stockholders the economic benefits they are reasonably expected to receive by virtue of the Merger.

          SECTION 5.13.  Directors' and Officers' Indemnification.  (a)  The
                         ----------------------------------------
indemnification provisions of the articles of incorporation and bylaws of the Company as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company.

          (b) Without limiting Section 5.13(a), after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee and agent of the Company or any of its subsidiaries (each, together with such person's heirs, executors or administrators, an "Indemnified Party" and collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, "Costs and Expenses"), arising out of, relating to or in connection with (i) any action or omission occurring or alleged to occur prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) and (ii) the Merger and the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement or the events and developments between Parent and the Company leading up to this Agreement. In addition, Parent shall indemnify and hold harmless each of the Indemnified Parties against any Costs and Expenses arising out of, relating to or in connection with the matters referred to in clause (ii) of the preceding sentence. In the event of any actual or threatened claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or Parent and the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Parent and the Surviving Corporation, promptly after statements therefor are received and shall pay all other reasonable expenses in advance of the final disposition of such action, (ii) the Parent and the Surviving Corporation will cooperate and use all reasonable efforts to assist in the vigorous defense of any such matter, and (iii) to the extent any determination is required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the NRS and the Parent's or the Surviving

Corporation's respective articles of incorporation or bylaws, such determination shall be made by independent legal counsel acceptable to the Parent or the Surviving Corporation, as the case may be, and the Indemnified Party; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and, provided further, that if Parent or the Surviving Corporation advances or pays any amount to any person under this paragraph (b) and if it shall thereafter be finally determined by a court of competent jurisdiction that such person was not entitled to be indemnified hereunder for all or any portion of such amount, to the extent required by law, such person shall repay such amount or such portion thereof, as the case may be, to Parent or the Surviving Corporation, as the case may be. The Indemnified Parties as a group may not retain more than one law firm to represent them with respect to each matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

          (c) In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations of the Surviving Corporation or the Parent, as the case may be, set forth in this Section 5.13.

          (d) For a period of six years after the Effective Time, Parent shall cause to be maintained or shall cause the Surviving Corporation to maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties, and which coverages and amounts shall be no less than the coverages and amounts provided at that time for Parent's directors and officers) with respect to matters arising on or before the Effective Time; provided, however, that
                                                    --------  -------
Parent and the Surviving Corporation shall not be required to expend in any year an amount in excess of 250% of the annual aggregate premiums currently paid by the Company for such insurance; and provided, further, that if the annual
                                    --------  -------
premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Parent's board of directors, for a cost not exceeding such amount.

          (e) Parent shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.13.

          (f) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the charter or bylaws of the Company, any indemnification agreement, under the NRS or otherwise. The provisions of this Section 5.13 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

          SECTION 5.14.  Company Securities.  Between the date hereof and the
                         ------------------
Effective Time, neither Parent nor any of its subsidiaries shall acquire, or agree to acquire, whether in the open market or otherwise, any rights in any equity securities of the Company other than pursuant to the Merger.

          SECTION 5.15.  Continuing Directors.  Prior to the Effective Time, but
                         --------------------
to take effect as of the Effective Time, the Board of Directors of the Company shall approve by the affirmative vote of a majority of the directors present and voting (and not fewer than three directors voting in the affirmative) the election to the board of directors of the Surviving Corporation of each and any person nominated or designated by Parent in writing.

                                  ARTICLE VI

                           CONDITIONS TO THE MERGER

          SECTION 6.01.  Conditions to the Obligations of Each Party.  The
                         -------------------------------------------
obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement and the Merger shall have been adopted by the requisite vote of the stockholders of the Company in accordance with NRS (the "Company Stockholders' Approval");

          (b) none of the parties hereto shall be subject to any order or injunction of any governmental authority of competent jurisdiction that prohibits the consummation of the Merger. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such order overturned or injunction lifted; and

          (c) the waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated.

          SECTION 6.02.  Conditions to Obligation of the Company to Effect the
                         -----------------------------------------------------
Merger.  Unless waived by the Company, the obligation of the Company to effect
------
the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) Parent and Merger Subsidiary shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform or to be true and correct that would not reasonably be expected to have a Parent Material Adverse Effect, and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to that effect; and

          (b) all Parent Statutory Approvals and Company Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any such Parent Statutory Approvals or Company Statutory Approvals the failure of which to obtain would not, singly or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect after the Effective Time, or (ii) result in the Company or its subsidiaries failing to meet the standards for licensing, suitability or character under any Gaming Laws relating to the conduct of Parent's or the Company's business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would reasonably be expected to have a Company Material Adverse Effect (after giving effect to the Merger).

          SECTION 6.03.  Conditions to Obligations of Parent and Subsidiary to
                         -----------------------------------------------------
Effect the Merger.  Unless waived by Parent and Merger Subsidiary, the
-----------------
obligations of Parent and Merger Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

          (a) the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform and to be true and correct that would not reasonably be expected to have a Company Material Adverse Effect or, in the case of Section 4.02(a), shall be true and correct when made except for immaterial exceptions thereto, and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to that effect; and

          (b) all Parent Statutory Approvals and Company Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any such Parent Statutory Approvals or Company Statutory Approvals the failure of which to obtain would not reasonably be expected to (i) have a Parent Material Adverse Effect, or (ii) result in Parent or its subsidiaries failing to meet the standards for licensing, suitability or character under any Gaming Laws relating to the conduct of Parent's or the Company's business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would reasonably be expected to have a Parent Material Adverse Effect (after giving effect to the Merger).

                                  ARTICLE VII

                                  TERMINATION

          SECTION 7.01.  Termination.  This Agreement may be terminated and the
                         -----------
Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

          (i)   by mutual written consent of the Company and Parent;

          (ii) by either the Company or Parent, if the Merger has not been consummated by December 31, 2000 (the "Outside Date"), provided that such date shall automatically be extended until March 31, 2001 if, on December 31, 2000, all of the conditions to the Closing set forth in Article VI shall then be satisfied (other than conditions with respect to actions the respective parties will take at the Closing itself) except that (1) the waiting period under the HSR Act has not expired or been terminated, (2) any approval or consent under any Gaming Law, the absence of which would cause a failure of a condition set forth in Section 6.02 or 6.03 has not been received, or (3) any injunction, order or decree shall prohibit or restrain consummation of the Merger and provided further that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Merger by such date;

          (iii) by either the Company or Parent if any judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable and was not entered at the request of the terminating party;

          (iv) by either the Company or Parent, if (x) there has been a breach by the other party of any representation or warranty contained in this Agreement which would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or prevent or delay the consummation of the Merger beyond the Outside Date, and which has not been cured in all material respects within 30 days after written notice of such breach by the terminating party, or (y) there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, as the case may be, or prevent or delay the consummation of the Merger beyond the Outside Date, and which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the terminating party to the other party;

          (v) by the Company if, prior to receipt of the Company Stockholders' Approval, the Company receives a Superior Proposal, resolves to accept such Superior Proposal, and shall have given Parent two days' prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 5.11(b) shall have been received by Parent;

          (vi)   [Reserved];

          (vii) by the Parent, if the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn, modified or amended in any material respects its approval or recommendation of the Merger or shall have resolved to do any of the foregoing, or shall have recommended another Acquisition Proposal or if the Board of Directors of the Company shall have resolved to accept a Superior Proposal or shall have recommended to the stockholders of the Company that they tender their shares in a tender or an exchange offer commenced by a third party (excluding any affiliate of Parent or any group of which any affiliate of Parent is a member);

          (viii) by Parent or the Company if the stockholders of the Company fail to approve the Merger at a duly held meeting of stockholders called for such purpose (including any adjournment or postponement thereof); or

          (ix) by the Company if the Financing Commitment has been (1) amended or modified in a manner that is reasonably likely to cause a material delay in the consummation of the Merger or have a material adverse effect on the ability of Parent to deliver to the Company's stockholders the economic benefits they are reasonably expected to receive by virtue of the Merger or (2) withdrawn or revoked and not replaced by alternate commitments or arrangements that are not reasonably likely to cause a material delay in the consummation of the Merger or have a material adverse effect on the ability of Parent to deliver to the Company's stockholders the economic benefits they are reasonably expected to receive by virtue of the Merger, and, in the case of either of clause (1) or (2), the withdrawal, revocation, amendment or modification (as the case may be) shall not have been cured within 30 days.

                                 ARTICLE VIII

                                 MISCELLANEOUS

          SECTION 8.01.  Effect of Termination.  In the event of termination of
                         ---------------------
this Agreement by either Parent or the Company pursuant to the provisions of
Section 7.01, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, Parent, Merger Subsidiary or their respective officers or directors (except as set forth in this Section 8.01, in the second sentence of Section 5.04 and in Section 5.11, all of which shall survive the termination). Nothing in this Section 8.01 shall relieve any party from liability for any breach of any covenant or agreement of such party contained in this Agreement.

          SECTION 8.02.  Non-Survival of Representations and Warranties.  No
                         ----------------------------------------------
representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, and after effectiveness of the Merger neither the Company, Parent, Merger Subsidiary nor their respective officers or directors shall have any further obligation with respect thereto except for the agreements contained in Articles I, II and VIII and Sections 5.07 and 5.13.

          SECTION 8.03.  Notices.  All notices and other communications
                         -------
hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

     Mirage Resorts, Incorporated
     3600 Las Vegas Boulevard South
     Las Vegas, NV 89109
     Fax: (702) 693-7628
     Attention: Bruce Levin, Esq.

     with a copy to:

     Wachtell, Lipton, Rosen & Katz
     51 West 52/nd/ Street
     New York, New York 10019
     Fax: (212) 403-2000

     Attention: Daniel A. Neff, Esq.

If to Parent or Merger Subsidiary:

     MGM Grand, Inc.
     3799 Las Vegas Boulevard
     South Las Vegas, Nevada 89109
     Attention:  General Counsel
     Fax: (702) 891-1114

     with a copy to:

     Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP 2121 Avenue of the Stars
     Eighteenth Floor
     Los Angeles, California 90067-5010
     Fax: (310) 556-2920
     Attention:  Gary N. Jacobs, Esq.

          SECTION 8.04.  Interpretation.  The headings contained in this
                         --------------
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) "knowledge" shall mean actual knowledge of the executive officers of the Company or Parent, as the case may be, and (iii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. For purposes of determining whether any fact or circumstance involves a material adverse effect on the ongoing operations of a party, any special transaction charges incurred by such party as a result of the consummation of transactions contemplated by this Agreement shall not be considered.

          SECTION 8.05.  Miscellaneous.  This Agreement (including the documents
                         -------------
and instruments referred to herein): shall not be assigned by operation of law or otherwise except that Merger Subsidiary may assign its obligations under this Agreement to any other wholly-owned subsidiary of Parent subject to the terms of this Agreement, in which case such assignee shall become the "Merger Subsidiary" for all purposes of this Agreement. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEVADA APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

          SECTION 8.06.  Counterparts.  This Agreement may be executed in two or
                         ------------
more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          SECTION 8.07.  Amendments; No Waivers.  (a)  Any provision of this
                         ----------------------
Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that any waiver or amendment shall be effective against a party only if the board of directors of such party approves such waiver or amendment.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 8.08.  Entire Agreement.  This Agreement and the
                         ----------------
Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for the provisions of Section 5.13, which are intended for the benefit of the Company's former and present officers, directors, employees and agents, the provisions of Articles I and II, which are intended for the benefit of the Company's stockholders, including holders of Options, the provisions of Section 5.07, which are intended for the benefit of the parties to the agreements or participants in the plans referred to therein, the provisions of Section 5.02(b), which are for the benefit of Stephen A. Wynn, and Section 8.11, which is intended for the benefit of the person and entity named therein.

          SECTION 8.09.  Severability.  If any term or other provision of this
                         ------------
Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

          SECTION 8.10.  Specific Performance.  The parties hereto agree that
                         --------------------
irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

          SECTION 8.11.  Non-Involvement of Tracinda.  The Parties acknowledge
                         ---------------------------
that neither Kirk Kerkorian nor Tracinda Corporation, individually or collectively, is a party to this Agreement or any exhibit or agreement provided for herein. Accordingly, the Parties hereby agree that in the event (i) there is any alleged breach or default by any Party under this Agreement or any exhibit or agreement provided for herein, or (ii) any Party has any claim arising from or relating to any such agreement, no Party, nor any party claiming through it (to the extent permitted by applicable law), shall commence any proceedings or otherwise seek to impose any liability whatsoever against Mr. Kerkorian or Tracinda Corporation by reason of such alleged breach, default or claim.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    MGM GRAND, INC.

                                    /s/ James J. Murren
                                    --------------------------------------------
                                    Name:  James J. Murren
                                    Title: President and Chief Financial Officer


                                    MIRAGE RESORTS, INCORPORATED

                                    /s/ Stephen A. Wynn
                                    --------------------------------------------
                                    Name:  Stephen A. Wynn
                                    Title: Chairman, President and Chief
                                           Executive Officer

                                   MGMGMR ACQUISITION, INC.
Merger Subsidiary:                 _____________________________________________

                                   /s/ Scott Langsner
                                   _____________________________________________
                                   Name:  Scott Langsner
                                   Title: President


                     [Signature Page to Merger Agreement]